Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Janine Warell
312-261-6535
jwarell@spss.com
SPSS Reports 2008 Fourth Quarter, Full Year Results
Efficiencies Drive Solid Operating Margin,
Excluding Unusual Charges
CHICAGO, Ill. (USA), Feb. 17, 2009 — SPSS Inc. (Nasdaq: SPSS), a global provider of Predictive Analytics software and solutions, today announced financial results for its fourth quarter and year ended December 31, 2008. While the global economic environment presented revenue challenges, the Company benefited from prior productivity initiatives and its early focus on aligning expenses. As a result, operating margin for the 2008 fourth quarter was 15 percent, or a record 23 percent, excluding the costs of the previously announced organizational restructuring and a non-cash charge for the write-off of an intangible asset.
The Company reported fourth quarter revenues of $74.1 million, down 7 percent from $79.6 million in the same quarter of 2007. Excluding the effects of currency exchange rates, total revenues were down 2 percent from the fourth quarter of 2007. License revenues were $35.1 million, a 17 percent decline from $42.1 million in the fourth quarter of 2007. Net income was $7.9 million, a 21 percent decline from $10.0 million in the same period in 2007. Diluted earnings per share (EPS) reported for the quarter was $0.41, down 18 percent from EPS of $0.50 for the fourth quarter 2007. EPS in the 2008 quarter included a charge of $0.17 per share for an organizational restructuring and intangible asset write-off, compared with $0.08 per share for similar charges in the same 2007 quarter. Excluding these unusual charges, EPS was $0.58 in both the 2008 and 2007 fourth quarters.
For the 2008 fourth quarter, operating income was $11.5 million, or 15 percent of total revenues, compared with $14.7 million, or 18 percent of total revenues, in the same quarter of 2007. Charges for share-based compensation were $0.06 and $0.07 per share in the fourth quarter of 2008 and 2007, respectively.
Results for the fourth quarter 2008 include $3.5 million in pre-tax charges for a previously announced organizational restructuring and a $1.8 million pre-tax non-cash charge for the write-off of an intangible asset acquired in 2001. During the same 2007 quarter, the company reported $2.7 million in charges for a restructuring and consolidation of its research and development facilities.

“Our results for the fourth quarter reflect our ability to navigate well through choppy economic waters, particularly when compared to the fourth quarter of last year which was marked by exceptionally favorable foreign currency exchange rates and a healthier global economy,” said Jack Noonan, SPSS chairman, president and CEO. “While we saw customers moving away from larger transactions, we were able to leverage our competitive price points to stabilize revenue by completing smaller to mid-size transactions in markets where customers continued to spend even as the economy weakened. Our previous experience in downturns, along with a healthy maintenance revenue stream, proved advantageous.”
Maintenance revenues in the 2008 fourth quarter were $32.2 million, up 6 percent from $30.5 million in the same quarter of 2007. This increase was largely driven by increased renewal rates and the initial renewals of maintenance for existing license agreements, significantly offset by less favorable foreign currency exchange rates. Maintenance revenues in 2008 were $131.1 million, 43 percent of total revenues, for an 11 percent increase from $118.3 million and 41 percent of total revenues in 2007. Excluding the effects of currency exchange rates, maintenance revenues were up 13 percent and 9 percent from the 2007 fourth quarter and full year, respectively.
Noonan added, “Within our product families, our data collection software showed growth, with license revenues up 36 percent.” Noonan continued, “While most all of our markets saw a decline in new license revenue in the quarter, we saw bright spots in a few geographies, including Germany and France.”
For 2008, total revenues were $302.9, up 4 percent from $291.0 million in 2007. License revenues were $142.1 million, down 1 percent from $144.0 million in 2007. Excluding the effects of currency exchange rates, total revenues were up 1 percent over 2007. Net income was $36.0 million, up 7 percent from $33.7 million in 2007, with EPS of $1.88, a 14 percent increase from $1.65 in the prior year. Operating income for 2008 decreased 1 percent to $49.0 million, or 16 percent of total revenues, from $49.5 million, or 17 percent of total revenues, in 2007. Unusual charges related to the organizational restructuring and intangible asset write-off totaled $5.7 million in 2008 and $4.6 million in 2007. Excluding these charges, EPS was $2.06 and $1.79 for 2008 and 2007, respectively. Charges for share-based compensation were $0.26 and $0.23 per share in 2008 and 2007, respectively.
Noonan said, “Given the global economic environment, we are encouraged by these results. We believe that the demand for predictive analytic products will continue to grow and that our demonstrated ability to execute will serve us well in this difficult year ahead.”
At December 31, 2008, cash and cash equivalents totaled $305.9 million, compared with $306.9 million at December 31, 2007, and $307.0 million at September 30, 2008. Cash flow from operating activities in the fourth quarter of 2008 was $19.2 million compared to $33.4 million for the same quarter in 2007. For 2008, cash flow from operating activities was $64.7 million compared to $84.9 million in 2007. The effect of currency exchange rates on cash negatively impacted the 2008 year-end balance by $21.7 million and positively impacted the 2007 year-end balance by $4.8 million.
Outlook and Guidance
“The 2008 fourth quarter results reflect the benefits of cost management programs implemented in prior periods. Reported operating expenses for the 2008 quarter were down 4 percent from the same period in 2007. Excluding restructuring and other unusual charges, total expenses for the fourth quarter were down 8 percent,” said Raymond Panza, SPSS executive vice president and chief financial officer. “While cautious about 2009, especially given the uncertainties in the economic environment, we possess a good pipeline and believe demand for Predictive Analytics will continue to grow. In addition, we are investing in marketing initiatives that should drive higher constant currency revenue growth during the second half of the year.”
Panza continued, “During 2009, we expect foreign currency exchange rates to have a continuing negative effect on reported results. For the 2009 first quarter, we expect revenues of between $68.0 million and $74.0 million with EPS in the range of $0.37 to $0.51.” This EPS guidance includes a $0.07 charge for share-based compensation and a $0.04 estimated non-cash charge due to the required 2009 adoption of FASB Staff Position on APB 14-1 — Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (“FSP 14-1”).
Panza added, “In addition to the unpredictable long-term impact of currency exchange rates, continued volatility in the global economy and an increase in market variables, we do not believe it is meaningful to provide quantitative guidance for 2009. What is clear is that while we cannot control the economy, we can control our response and have proven our ability to deliver.”
For 2009, the Company expects charges of $0.30 per share for share-based compensation and $0.17 per share for FSP 14-1. The effective income tax rate for the 2009 first quarter and year is estimated to be 35 percent.
Conference Call — 4 p.m. CT/5 p.m. ET
The Company will host a conference call at 4 p.m. CT/5 p.m. ET on Feb. 17, 2009, to discuss its financial results. The live call will be broadcast online at www.spss.com/invest. Those interested in participating in the live call should dial (866) 770-7120 in the United States and (617) 213-8065 internationally. The live call pass-code is 34806452. A replay will be available via phone for one week after the call. To access it, participants should dial in the United States (888) 286-8010 or (617) 801-6888 internationally. Access code 40003479 is required for the replay. An archived version of the call will also be made available online at www.spss.com/invest approximately two hours after the live call.

About SPSS Inc.
SPSS Inc. (Nasdaq: SPSS) is a leading global provider of Predictive Analytics software and solutions. The Company’s predictive analytics technology improves business processes by giving organizations forward visibility for decisions made every day. By incorporating Predictive Analytics into their daily operations, organizations become Predictive Enterprises — able to direct and automate decisions to meet business goals and achieve a measurable competitive advantage. More than 250,000 public sector, academic, and commercial customers rely on SPSS technology to help increase revenue, reduce costs, and detect and prevent fraud. Founded in 1968, SPSS is headquartered in Chicago, Illinois. For more information, please visit www.spss.com.
Safe Harbor Statement
In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “believes,” “estimates” or similar language. All forward-looking statements included in this document are based on information available to the Company on the date hereof. The Company cautions investors that its business and financial performance and the matters described in these forward-looking statements are subject to substantial risks and uncertainties. Because of these risks and uncertainties, some of which may not be currently ascertainable and many of which are beyond the Company’s control, actual results could differ materially from those expressed in or implied by the forward-looking statements. The potential risks and uncertainties that could cause results to differ materially include, but are not limited to: the Company’s ability to predict revenue, the Company’s ability to respond to rapid technological changes, a potential loss of relationships with third parties from whom the Company licenses certain software, fluctuations in currency exchange rates, the impact of new accounting pronouncements, increased competition and risks associated with product performance and market acceptance of new products. A detailed discussion of other risk factors that affect the Company’s business is contained in the Company’s Annual Reports on Form 10-K, particularly under the heading “Risk Factors.” The Company does not intend to update these forward-looking statements to reflect actual future events.

SPSS Inc. and Subsidiaries
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended December 31,
			Percent	% of Net Revenues
	2008	2007	Change	2008	2007
		(in thousands, except per share amounts)
Net revenues:
License	$35,126	$42,139	-17%	47%	53%
Maintenance	32,226	30,462	6%	43%	38%
Services	6,737	7,031	-4%	10%	9%

Net revenues	74,089	79,632	-7%	100%	100%

Operating expenses:
Cost of license and maintenance revenues	5,707	4,658	23%	8%	6%
Cost of license and maintenance revenues—trademark writeoffs	1,807	—	NM	2%	0%
Sales, marketing and services	37,382	37,547	0%	50%	47%
Research and development	10,070	14,196	-29%	14%	18%
General and administrative	7,665	8,544	-10%	11%	11%

Operating expenses	62,631	64,945	-4%	85%	82%

Operating income	11,458	14,687	-22%	15%	18%

Other income (expense):
Net interest and investment income	696	2,407	-71%	1%	3%
Other	9	(277)	NM	0%	0%

Other income	705	2,130	-67%	1%	3%

Income before income taxes	12,163	16,817	-28%	16%	21%
Income tax expense	4,280	6,806	-37%	5%	8%

Net income	$7,883	$10,011	-21%	11%	13%

Basic net income per share	$0.43	$0.53	-19%

Diluted net income per share	$0.41	$0.50	-18%

Shares used in computing basic net income per share	18,151	18,969	-4%

Shares used in computing diluted net income per share	19,016	20,120	-5%

SPSS Inc. and Subsidiaries
Consolidated Statements of Income
(unaudited)

	Year Ended December 31,
			Percent	% of Net Revenues
	2008	2007	Change	2008	2007
	(in thousands, except per share amounts)
Net revenues:
License	$142,102	$143,954	-1%	47%	49%
Maintenance	131,076	118,312	11%	43%	41%
Services	29,735	28,734	3%	10%	10%

Net revenues	302,913	291,000	4%	100%	100%

Operating expenses:
Cost of license and maintenance revenues	21,943	17,728	24%	7%	6%
Cost of license and maintenance revenues—trademark writeoffs	1,807	—	NM	1%	0%
Sales, marketing and services	152,418	139,386	9%	50%	48%
Research and development	43,620	50,640	-14%	14%	17%
General and administrative	34,086	33,789	1%	12%	12%

Operating expenses	253,874	241,543	5%	84%	83%

Operating income	49,039	49,457	-1%	16%	17%

Other income (expense):
Net interest and investment income	4,726	7,964	-41%	2%	3%
Other	(186)	(1,812)	-90%	0%	-1%

Other income	4,540	6,152	-26%	2%	2%

Income before income taxes	53,579	55,609	-4%	18%	19%
Income tax expense	17,533	21,884	-20%	6%	7%

Net income	$36,046	$33,725	7%	12%	12%

Basic net income per share	$2.00	$1.77	13%

Diluted net income per share	$1.88	$1.65	14%

Shares used in computing basic net income per share	18,029	19,106	-6%

Shares used in computing diluted net income per share	19,196	20,440	-6%

SPSS Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(unaudited)

	December 31,	December 31,
	2008	2007
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$305,917	$306,930
Accounts receivable, net	43,172	56,580
Inventories, net	433	698
Deferred income taxes	4,142	3,964
Prepaid income taxes	5,738	3,301
Other current assets	4,693	4,162

Total current assets	364,095	375,635

Net property, equipment and leasehold improvements, net	14,323	16,429
Capitalized software development costs, net	37,470	34,140
Goodwill	41,845	42,093
Intangibles, net	2,091	3,273
Noncurrent deferred income taxes	20,728	22,731
Other noncurrent assets	6,405	6,759

Total assets	$486,957	$501,060

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,391	$7,759
Income taxes and value added taxes payable	10,877	14,737
Deferred revenues	83,638	83,862
Other accrued liabilities	22,146	32,988

Total current liabilities	123,052	139,346

Long-term debt	150,000	150,000
Noncurrent deferred income taxes	977	784
Other noncurrent liabilities	1,937	1,577

Stockholders’ equity:
Common Stock	182	189
Additional paid-in capital	147,079	175,267
Treasury stock	—	(12,680)
Accumulated other comprehensive income	(16,197)	2,696
Retained earnings	79,927	43,881

Total stockholders’ equity	210,991	209,353

Total liabilities and stockholders’ equity	$486,957	$501,060

SPSS Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	Year Ended
	December 31,
	2008	2007
	(in thousands)
Cash flows from operating activities:
Net income	$36,046	$33,725
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,555	18,220
Deferred income taxes	2,580	10,627
Excess tax benefit from share-based compensation	(562)	(5,402)
Amortization of share-based compensation	8,141	7,772
Asset impairment and cost management charges	1,807	2,310
Changes in assets and liabilities:
Accounts receivable	12,322	(97)
Inventories	261	60
Prepaid and other assets	(709)	623
Accounts payable	(1,455)	1,079
Accrued expenses	(10,722)	7,385
Income taxes	(5,703)	3,772
Deferred revenue	5,031	6,964
Other, net	(2,942)	(2,148)

Net cash provided by operating activities	64,650	84,890

Cash flows from investing activities:
Capital expenditures	(5,662)	(5,698)
Capitalized software development costs	(16,377)	(13,232)
Purchase of business and intangible assets	(1,245)	—

Net cash used in investing activities	(23,284)	(18,930)

Cash flows from financing activities:
Purchases of common stock	(27,870)	(71,819)
Proceeds from stock option exercises and employee stock purchase plan	6,631	16,698
Tax benefit from stock option exercises	562	5,402
Proceeds from issuance of long-term debt	—	150,000
Debt issuance costs	—	(4,281)

Net cash provided by financing activities	(20,677)	96,000

Effect of exchange rates on cash	(21,702)	4,767

Net change in cash and cash equivalents	(1,013)	166,727
Cash and cash equivalents at beginning of period	306,930	140,203

Cash and cash equivalents at end of period	$305,917	$306,930

SPSS Inc. and Subsidiaries
Supplemental Information—Effect of Share-Based Compensation on Operating Income
(unaudited)

	For the Three Months Ended December 31,
					Adjusted To Exclude
	Reported—GAAP		Share-Based Compensation		Share-Based Compensation
	2008	2007	2008	2007	2008	2007
	(in thousands, except percent amounts)
Net revenues	$74,089	$79,632	$—	$—	$74,089	$79,632

Operating expenses:
Cost of license and maintenance revenues	5,707	4,658	—	—	5,707	4,658
Cost of license and maintenance revenues—trademark write offs	1,807	—			1,807	—
Sales, marketing and services	37,382	37,547	392	447	36,990	37,100
Research and development	10,070	14,196	265	335	9,805	13,861
General and administrative	7,665	8,544	1,145	1,447	6,520	7,097

Operating expenses	62,631	64,945	1,802	2,229	60,829	62,716

Operating income	$11,458	$14,687	$(1,802)	$(2,229)	$13,260	$16,916

Operating income as % of revenues	15%	18%			18%	21%

Diluted net income per common share	$0.41	$0.50	$(0.06)	$(0.07)	$0.47	$0.57

	For the Full Year December 31,
					Adjusted To Exclude
	Reported—GAAP		Share-Based Compensation		Share-Based Compensation
	2008	2007	2008	2007	2008	2007
	(in thousands, except percent amounts)
Net revenues	$302,913	$291,000	$—	$—	$302,913	$291,000

Operating expenses:
Cost of license and maintenance revenues	21,943	17,728	—	—	21,943	17,728
Cost of license and maintenance revenues—trademark write offs	1,807	—			1,807	—
Sales, marketing and services	152,418	139,386	1,651	1,406	150,767	137,980
Research and development	43,620	50,640	1,087	1,302	42,533	49,338
General and administrative	34,086	33,789	5,403	5,064	28,683	28,725

Operating expenses	253,874	241,543	8,141	7,772	245,733	233,771

Operating income	$49,039	$49,457	$(8,141)	$(7,772)	$57,180	$57,229

Operating income as % of revenues	16%	17%			19%	20%

Diluted net income per common share	$1.88	$1.65	$(0.26)	$(0.23)	$2.14	$1.88

NOTE — Share-Based Compensation
On January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)” or the “Statement”) using the modified prospective method. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Prior to the adoption of SFAS No. 123(R), the Company followed the intrinsic value method in accordance with APB No. 25 to account for its employee stock options and share-based awards issued before 2006. The Company has provided the effects of share-based compensation to show the effects of share-based compensation and the related effects on operating income and diluted net income per common share.

SPSS Inc. and Subsidiaries
Supplemental Information—Effect of Cost Initiatives and Trademark Write Off
(unaudited)

	For the Three Months Ended December 31,
					Adjusted To Exclude
			Cost Initiatives &		Cost Initiatives and
	Reported—GAAP		Trademark write off		Trademark write off
	2008	2007	2008	2007	2008	2007
	(in thousands, except percent amounts)
Net revenues	$74,089	$79,632	$—	$—	$74,089	$79,632

Operating expenses:
Cost of license and maintenance revenues	5,707	4,658	—	—	5,707	4,658
Cost of license and maintenance revenues—trademark write offs	1,807	—	1,807		—	—
Sales, marketing and services	37,382	37,547	2,963	100	34,419	37,447
Research and development	10,070	14,196	441	2,615	9,629	11,581
General and administrative	7,665	8,544	53	—	7,612	8,544

Operating expenses	62,631	64,945	5,264	2,715	57,367	62,230

Operating income	$11,458	$14,687	$(5,264)	$(2,715)	$16,722	$17,402

Operating income as % of revenues	15%	18%			23%	22%

Diluted net income per common share	$0.41	$0.50	$(0.17)	$(0.08)	$0.58	$0.58

	For the Full Year December 31,
					Adjusted To Exclude
			Cost Initiatives &		Cost Initiatives and
	Reported—GAAP		Trademark write off		Trademark write off
	2008	2007	2008	2007	2008	2007
	(in thousands, except percent amounts)
Net revenues	$302,913	$291,000	$—	$—	$302,913	$291,000

Operating expenses:
Cost of license and maintenance revenues	21,943	17,728	—	—	21,943	17,728
Cost of license and maintenance revenues—trademark write offs	1,807	—	1,807		—	—
Sales, marketing and services	152,418	139,386	3,363	150	149,055	139,236
Research and development	43,620	50,640	441	4,000	43,179	46,640
General and administrative	34,086	33,789	53	437	34,033	33,352

Operating expenses	253,874	241,543	5,664	4,587	248,210	236,956

Operating income	$49,039	$49,457	$(5,664)	$(4,587)	$54,703	$54,044

Operating income as % of revenues	16%	17%			18%	19%

Diluted net income per common share	$1.88	$1.65	$(0.18)	$(0.14)	$2.06	$1.79

NOTE — Cost Management Programs and Trademark Write Off
During 2008 and 2007, the Company incurred expenses totaling $3.9 million and $4.6 million, respectively, related to cost management initiatives and a planned consolidation of certain research development facilities. These costs included employee severance costs, lease exit costs and write-off of leasehold improvements. In addition, during 2008, the Company also incurred costs of $1.8 million associated with the write off of a trademark.
SPSS continues to provide all information in accordance with generally accepted accounting principles (“GAAP”) and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. SPSS believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results because they exclude amounts SPSS does not consider part of ongoing operating results when assessing the performance of certain functions, certain geographies or certain members of senior management. The Company also believes the non-GAAP measures excluding cost initiatives and the trademark write off facilitate comparisons of results for current periods and guidance for future periods with results of past periods including operating income and diluted net income per common share.